Exhibit 10.1

LSI INDUSTRIES INC.
SHORT TERM INCENTIVE PLAN (STIP)
FOR NAMED EXECUTIVE OFFICERS
FY 2017

Document date: (Revised) August 17, 2016

          LSI INDUSTRIES INC.
SHORT TERM INCENTIVE PLAN  FOR NEOs -- FY 2017
(Revised) August 17, 2016
The Short Term Incentive Plan (STIP) for Named Executive Officers for Fiscal 2017 is designed to incentivize Named Executive Officers towards the attainment the 2017 Business Plan goals for sales and operating income. This STIP has been approved by the Compensation Committee of the LSI Board of Directors and provides for cash incentive awards to be paid if the stated 2017 Business Plan objectives are achieved.  There are three elements of this STIP.

1.
Bonus Potential determines the percentage payout to named executive officers based on the attainment of the FY 2017 Business Plan goals and as approved by the Compensation Committee in the table below.

	75% Plan Achievement	100% Plan Achievement	130% Plan Achievement
Chief Executive Officer	25%	90%	190%
All Other NEOs	14%	30%	60%

2.	Performance Mix determines the percentage assigned to the performance of the total company vs. the employees Business Unit.

Chief Executive Officer and All Other Named Executive Officers
100% Corporate Performance

3.
Metrics determine the percentage assigned to Net Sales vs. Operating Income.  In FY 2016 the STIP was based upon attainment of the Net Sales goals (30% weighting) and Operating Income goals (70% weighting).  These metrics remain the same for FY 2017.

Metrics%	FY 2016	FY 2017
Sales	30%	30%
Operating Inc.	70%	70%
Total	100%	100%

The following is provided for illustrative purposes:
Example Calculation: Named Executive Officer

				Bonus	Performance	Sales / OI	Incentive
	Plan	Actual	% of Plan	Potential	Mix	Metric	Payout
Corporate
Sales	$500,000	$520,000	104.0%	34.0%	100.0%	30.0%	10.20%
Operating Income	$50,000	$51,000	102.0%	32.0%	100.0%	70.0%	22.40%

						Total Payout Percentage	32.60%

						Annual Base Salary	$100,000
						Bonus Payment	$32,600

The following rules govern this STIP:

A.	This STIP covers only the Chief Executive Officer and Named Executive Officers (together referred to as "Named Executive Officers") as identified by the Compensation Committee.

B.
This STIP will take into account LSI total results. The intent of having corporate performance as a determinant of the incentive payment is to provide motivation for Named Executive Officers to work for the good of the whole corporation, not only for the good of a Business Unit.

C.	The Compensation Committee may make modifications of the calculated bonus award to decrease or increase a Named Executive Officer's bonus for special objectives or subjective circumstances.

D.
Determination of achievement of LSI's Sales and Operating Income will be calculated based upon actual reported fiscal 2017 results and may be adjusted for certain unusual or non-recurring items as approved by the Compensation Committee.  There will be a straight line interpolation of actual achievement as compared to the fiscal 2017 business goals when determining the actual incentive payment percentage.

E.
Incentive pay recipients must be employed at LSI on the day when incentive checks are issued for the fiscal year just recently ended.  Named Executive Officers who terminate employment on or before the August bonus payment date are not eligible for a bonus.

F.
Any type of lengthy leave of absence could result in a pro-rata reduction of the calculated award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

G.
Named Executive Officers who retire during the fiscal year at normal retirement age or under an LSI approved plan of retirement will be considered for a pro-rated payment based upon the actual amount of base salary received in the fiscal year.

H.
If a Named Executive Officer becomes disabled (as defined by Social Security) or dies during a fiscal year, his beneficiary will be considered for a pro-rata payment based upon the actual amount of base salary received in the fiscal year.

I.
Incentive payments are subject to assignment laws and other laws that require payment of the bonus to someone other than the Named Executive Officer (IRS tax levies, child support arrearages, etc.).  LSI will comply with all applicable assignment laws.

J.
Except as may be otherwise determined by the Compensation Committee, the Sales and Operating Income metrics in this STIP shall exclude the positive and negative effects of extraordinary developments, such as acquisitions, as disclosed in LSI's Form 10-K.

K.
LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of this STIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion.

L.	This STIP does not create or imply the existence of a contract of employment.

M.	The Named Executive Officer's base salary rate as of January 1, 2017 shall be used to calculate the bonus amount.